Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "BLOCKCHAIN DIGITAL INFRASTRUCTURE, INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF APRIL, A.D. 2025, AT 8:04 O`CLOCK A.M.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

10160833 8100
SR# 20251516799

Authentication: 203415575
Date: 04-11-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:04 AM 04/11/2025
FILED 08:04 AM 04/11/2025
SR 20251516799 - File Number 10160833

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

The undersigned Incorporator, desiring to form a corporation under pursuant to the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation is blockchAIn Digital Infrastructure, Inc.

2. The Registered Office of the corporation in the State of Delaware is located at 13 W Main Street PO Box 953 (street), in the City of Felton, County of Kent Zip Code 19943. The name of the Registered Agent at such address upon whom process against this corporation may be served is Telos Legal Corp.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total amount of stock this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of $ 0.0001 per share.

5. The name and mailing address of the incorporator are as follows:

Name Jerry Tang
Mailing Address 1540 Broadway, Suite 1010
New York Zip Code 10036

By: Jerry Tang
Incorporator

Name: Jerry Tang
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